Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Bakers Footwear Group, Inc. 2003 Stock Option Plan for the registration of 868,992 shares of Bakers Footwear Group, Inc.’s common stock of our report dated March 4, 2004 (except for paragraph 2 of Note 18, as to which the date is March 12, 2004), with respect to the financial statements of Bakers Footwear Group, Inc. included in its Annual Report (Form 10-K) for the year ended January 3, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

St. Louis, Missouri
August 13, 2004